EXHIBIT 99.1

HURN - Q3 2005 HURON CONSULTING GROUP INC
EARNINGS CONFERENCE CALL TRANSCRIPT
EVENT DATE/TIME: NOV. 9. 2005 / 5:00 PM ET

CORPORATE PARTICIPANTS
Gary Holdren
Huron Consulting Group - Chairman and Chief Executive Officer
Gary Burge
Huron Consulting Group - Vice President and Chief Financial Officer
Mary Sawall
Huron Consulting Group - Vice President Human Resources

CONFERENCE CALL PARTICIPANTS
Matt Litfin
William Blair - Analyst
Andrew Fones
UBS - Analyst
Chris Mammone
Deutsche Bank - Analyst
Sandra Notradonato
Robert W. Baird - Analyst
Patrick Elgrably
Next Generation Equity Research - Analyst
Jim Wilson
JMP Securities - Analyst

PRESENTATION
Operator
Good afternoon, ladies and gentlemen, and welcome to the Huron Consulting Group webcast to discuss results for the third quarter ended September 30, 2005. (Operator Instructions). And, now, I'd like to turn the call over to Gary Holdren, Chairman and Chief Executive Officer of Huron Consulting Group. Mr. Holdren, please go ahead.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Thank you, and thank you for joining us for today's webcast to discuss Huron Consulting Group's third quarter results. Before we begin, I would like to point all of you to the disclosure at the end of our news release for information about any forward looking statements that may be made or discussed on this call. We have posted the news release on our website. Please review that information, along with our filings with the SEC for disclosure factors that may impact subjects discussed in this afternoon's webcast.

Also on this call, we will be discussing one or more non-GAAP financial measures. Please look at our earnings release for all the disclosures required by the SEC, including reconciliation to the most comparable GAAP numbers.

Joining me here in Chicago this afternoon are Gary Burge, our Chief Financial Officer; Mary Sawall, our Vice President of Human Resources; and Dan Broadhurst, our Vice President of Operations. This afternoon I would like to provide you an update on Huron's accomplishments during the third quarter, our achievements for the year, and the market demand for our services.

Our third quarter revenues were a record $54.3 million, which was a 46% increase over Q3 of 2004 and a 7.5% increase over Q2 of '05. This record was achieved even after the impact of a $1.2 million reduction in fees from a client in bankruptcy, and we also deferred a $1.4 million performance-based fee in our sourcing business. We ended the quarter with 626 billable professionals, a 28% increase from Q3 of 2004. Utilization was very strong at 76.2%. We are very pleased that the market demands are so great in this normally slower quarter.

Our EPS was $0.26 before two charges, a $0.02 charge for the cost of our secondary offering and $0.02 for the write-off of intangible asset related to a client contract that would have been amortized in Q4 of 2005. Gary Burge will take us all through the details of Q3 earnings in just a few minutes.

A few highlights. Our Financial Consulting practice had a great quarter. Utilization was 83% for the quarter. This was driven by large client investigations, as well as our involvement in representing debtors in large bankruptcies. By way of comparison, utilization in Q3 2004 was 64% and 62% in Q3 of 2003. These large client assignments require our professionals to work very hard over the summer months, and we are very grateful to all of our employees for their hard work.

We are also very pleased with the performance of our Operational Consulting practice, which is less driven by client crisis than our Financial Consulting practice. Operational Consulting utilization for the quarter was 69%, which is consistent with last year's Q3 and normal for the summer months. This level was achieved even with significant practice headcount growth.

So, to sum it up, it was a great quarter from a revenue standpoint; some pleasant upside surprises, offset by a reduction of fees at one client and a deferral of fees at another client. We are also pleased with our earnings from operations for the quarter.

What have we accomplished this year? We started 2005 with 483 billable professionals, including 54 billable managing directors. Our net revenues per billable professional was $327,000 for the 2004 year. As of October 31, 2005, we have 637 billable professionals, including 74 billable managing directors. Our annualized revenue run rate per billable professional will exceed $350,000 per person for 2005. We have added 17 managing directors through hires and promotions and eight through the acquisition of Speltz & Weis LLC.

We are also very pleased how we have balanced our portfolio service offerings. More than 50% of our billable professionals are now in our Operational Cconsulting practice. Our Operational Consulting practice, as of September 30, 2005, now has a leverage ratio of greater than 10 to 1. We will continue to work on increasing our Financial Consulting leverage ratio.

For the first nine months of 2005, we obtained 80% of our revenues from clients we served in 2004. Our clients are staying with us and buying repeat assignments.

Now, let me turn to the market demands and how Huron is positioned to serve these market demands. Let me start with the demands for our Disputes and Investigations business. In the last month, the calls and opportunities we have received from the top 40 law firms in the US are the highest since Huron has been in business. We continue to be asked to propose on and do work for clients on the biggest, most complex investigations and disputes in the United States, the kind you will read about in the second column of the Wall Street Journal.

Every day, our brand and reputation continue to grow at Huron. We will soon have over 200 people working in this practice. We plan on growing this practice aggressively in 2006 through hiring additional Senior MDs. Our recruiting pipeline is very strong with professionals who want to join Huron. Michael MacLean has just joined Huron from KPMG, and Mike will add to our ability to do complex accounting investigations.

Corporate Advisory Services. We continue to believe that the bankruptcies and debt defaults will increase during 2006, and we, Huron, are very well positioned to represent airlines, auto, and hospital clients. The addition of Susan Storey in our New York office will help us expand our practice with the New York banks.

Higher Education. Universities in the United States are under intense financial pressures. Their top lines continue to get squeezed. Research dollars, state funding, tuition, contributions, endowment returns, and the costs keep increasing. This represents tremendous opportunities for Huron. We are currently working with five of the eight Ivy League schools and many other top universities. We have added three MDs to this practice in 2005, and we are nearing 100 professionals in the higher education practice. We continue to be excited about our market positions and its long-term growth opportunities.

Legal Business Consulting. The demands on the general counsel of major corporations to manage their matters continue to expand in the Sarbanes-Oxley world. A major issue facing almost every corporation today is what to do with records, both hard copies and electronic. Jim Coulson, an expert in records management with more than 30 years of experience, recently joined us to expand our offering in this area. He also brought his team with him and clients. Our growth in the whole area of helping clients manage records, organize documents, in system and discovery, including forensic technology, is a large growth opportunity for Huron in 2006. This year, we have added four MDs in the Legal Business Consulting practice, and we will have grown this practice more than 75% in 2005.

Healthcare. The demand for the services of our Speltz & Weis team and all the other services we offer to healthcare providers and payors is very high. There are 5,000 hospitals in the United States, and these hospitals are being squeezed in almost every direction. The revenue line is being hardest hit. The cost of providing services is rising. Reimbursements from payers, Medicare, and Medicaid are declining, and more and more patients are uninsured. More than 1,500 hospitals in the United States have less than one week of cash on hand. Most hospitals and cities have more beds and facilities than today's current procedures warrant, and hospitals have very high levels of debt.

Speltz & Weis has very experienced healthcare executives that can either act as interim executives or consultants to help improve hospitals' operations. With Huron's Provider group, our Strategic sourcing team, and Speltz & Weis, we can help hospitals with all areas of their operations. Since we acquired them in May, Speltz & Weis has won two new healthcare assignments, and we have four more active proposals which are in various phases. Our Speltz & Weis team is very active in the marketplace, and they are being very well-received.

We are adding experienced healthcare professionals to the Speltz & Weis team. In the last two weeks, we have hired three senior executives for this group. We couldn't be more pleased with the group of professionals that joined us from Speltz & Weis. We are very excited about our growth in healthcare provider space, and we believe our experiences and credentials from current client assignments will be very valuable in generating future clients.

Demand for our Healthcare Payor group is also very strong. The Medicare Modernization Act is driving high demand as clients are trying to meet filing deadlines. This group also works with the pharma industry, helping them resolve pricing disputes.

Our Sourcing and Performance Group continues to generate good opportunities and help clients reduce cost and improve operations. The addition of Dom Champa to the Performance Improvement Group will increase our service offerings to the marketplace.

I hope I have conveyed to you why we are so excited about Huron's opportunity to succeed in this very vibrant marketplace. There are very solid opportunities, we are experiencing extremely strong demand in the marketplace, and we think we're very well positioned to take care of these opportunities going forward. I would now like to turn the call over to Huron's Chief Financial Officer, Gary Burge, and Gary will take us through our financial results in more detail. Gary.

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
Thanks, Gary, and good afternoon, everyone. As Gary mentioned, we had some challenges this quarter. However, we are very pleased with our overall results. We had a strong quarter.

Some of the financial highlights of the third quarter included revenues of $54.3 million were up 46% year-over-year, and our organic revenue growth was approximately 37%. Adjusted EBITDA before stock-based comp, secondary offering expenses, and non-recurring charges recorded in the third quarter of 2004 was $12.1 million in this year's quarter compared to $5.4 million in the third quarter a year ago.

Margin expansion was good, as our adjusted EBITDA margin for the quarter was approximately 22% this year, compared to about 15% a year ago. These EBITDA results include approximately $900,000 in increased recruiting costs when compared to last year and approximately $575,000 in increased public company costs versus last year.

Also with respect to the quarter, we continue to accrue staff bonuses at above target rates to reflect what has been a strong 2005 performance for the majority of our operations. However, this quarter, we did reduce senior management bonuses that were accrued in the first six months of this year by approximately $1 million, in line with our performance-based goals.

Other quarterly highlights include the following. We had an outstanding recruiting quarter, as our number of consultants at quarter end stood at 626, up 28% from a year ago. That number was up also 12% sequentially, as we added approximately 70 professionals this quarter. The Operational Consulting segment has grown significantly by adding more than 100 consultants since the third quarter of last year.

Utilization ran strong at 76%, up from 66% last year. As Gary mentioned, utilization in the Financial Consulting segment was particularly strong at nearly 83% as we were engaged in a number of significant and time-sensitive client matters during the quarter. Utilization in the Operational Consulting segment was up slightly from a year ago at about 70%, as we have successfully integrated the large number of new hires into that group.

As Gary said, the demand for our services remains very strong. The Financial Consulting segment posted organic revenue growth of nearly 47% when compared to the same quarter last year, and the Operational Consulting segment posted revenue growth of nearly 26%.

Average billing rate per hour came in at $244, up approximately 4% from a year ago. You will note that the average billing rate for Operational Consulting segment declined approximately 5% from a year ago to $209. The primary reason for this was a $1.4 million net deferral of performance-based fees for a sourcing client during the quarter, as Gary mentioned.

This deferral resulted in a $14 reduction in the average billing rate for the segment and also had the impact of reducing the average billing rate for the whole company by $6. This billing rate impact will turn around in future quarters, as these performance-based fees are recognized.

Next, DSO came in at 67 days for the quarter. This includes approximately $6 million of unbilled revenue associated with the bankrupt client. This unbilled revenue was billed last week, and we expect to be paid in about three to four weeks.

Now, let me summarize for you what the impacts were on the quarter from this bankruptcy client situation. In connection with our retention to continue to serve this client, we agreed to new financial terms and conditions, including changes in billing rates retroactive to July 5, 2005. This had the impact of reducing revenues for the third quarter by approximately $1.2 million. Results for the quarter were also impacted by approximately $450,000 in legal and other costs related to our retention in this matter.

As a result of the changing contract terms, we also incurred a charge of approximately $600,000 to write off the remaining value of the intangible asset associated with this client contract that was set up at the time of the Speltz & Weis acquisition. This write-off is included in the deprecation and amortization line on the financials. Please refer to the MD&A and subsequent event disclosures in our 10-Q which we filed this afternoon for further discussion of this matter.

Where does this leave us from an EPS point of view? Well, we feel there are two non-operating items affecting the quarter when you sort through the details. Diluted EPS was $0.26 per share for the quarter before deducting $0.02 for the write-off of the intangible assets and before deducting another $0.02 for the secondary offering costs incurred, bringing us back to the GAAP diluted EPS of $0.22 as reported. You can refer to the last page of our earnings press release for this reconciliation.

One could argue that there was more noise in the quarter and that we can point out more adjustments, but it's our job to take responsibility for those unplanned events and to manage through them. We think $0.26 is the right number when you look at our quarter.

In summary, we believe we had a great quarter. Revenues met expectations as client demand was strong. Utilization of resources ran at high levels, resulting in good margins, and we had a great recruiting quarter.

Before we get to guidance, I'd like to highlight the following. Using our trailing 12-month GAAP net income before adjustments and using a post-IPO balance sheet for our calculations, we are pleased to report that we had a better than 16% return on assets and a 26% return on equity over the past year. We think these returns are very good for a company that is only three-and-a-half years old and also looks very good when compared to our peer group. I'll also remind you, again, that the implementation of FAS 123R next year will have a minimal impact on our results, but that will not be the case for all of our peers.

Now, for guidance for the remainder of the year. We expect results for the full year to be at the lower end of the previously announced 2005 ranges of $205 to $208 million in revenues and the EPS range of $1.07 to $1.12. These estimates reflect an expected reduction in diluted EPS of approximately $0.03 or $0.04 from the Speltz & Weis operation in the fourth quarter and includes the impact of the billing rate changes already discussed. You should note that our EPS guidance excludes costs associated with a secondary offering.

Now, for modeling purposes, you should assume approximately 16.9 million diluted shares for the entire year for GAAP EPS calculations, and you should also assume approximately $7 million in stock-based comp expense in the full year. Also for modeling purposes, you should now assume an effective tax rate of 44.5% for the full year, reflecting non-deductible secondary expenses, some shift of income to states with higher statutory tax rates, and a lowered pretax income estimate that has increased the impact of permanent differences, such as non-deductible meals and entertainment costs.

We will be providing 2006 guidance on our next conference call when we report our year-end results. I'll now turn it back to Gary.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
After our comments today, I hope you can see why we remain so bullish on the future of Huron Consulting Group.

In summary, this is how I would describe our quarter and the rest of 2005. We made the revenue numbers we guided you toward 90 days ago. We did this because of our balance portfolio service offering, because our Financial Consulting business was well over our target at 83% utilization. This positive impact was somewhat offset by the $1.2 million reduction in fees at the bankrupt client and the $1.4 million deferral fees at a sourcing client.

Our expenses ran higher than anticipated. Early in the quarter, we authorized some expensive retained searches to fill our pipeline of MDs for 2006. We also had the legal expenses on the bankrupt client we did not anticipate. Management made the decision that the bonuses of senior executives should be reduced to be in line with our performance-based goals. We think our performance is consistent with our guidance. We do not believe the secondary cost or the Q3 write-off of the intangible asset as part of our normal operations.

So what about the rest of 2005? At the low end of the range, Gary Burge described of $205 million in revenue and $1.07 in EPS that would imply $53.5 million in revenues for the quarter and $0.26 EPS. Those are the numbers we are guiding you toward. Remember, our guidance for 2006 will be consistent with our long-term objectives, 15% organic revenue growth and 20% EPS growth.

The last point I would like to remind all of you of is that we, the employees of Huron Consulting, own 20% of the Huron shares on a fully diluted basis, and our interests are much aligned with all of those of you on the phone. So, now, I'd like to open it up for questions.

QUESTION AND ANSWER
Operator
Thank you, sir. (Operator instructions). Our first question comes from the line of Matt Litfin with William Blair. Please proceed.

Matt Litfin - William Blair - Analyst
Hi. Good afternoon, and congratulations on a strong quarter.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Thank you, Matt.

Matt Litfin - William Blair - Analyst
Can that low 80s utilization rate be continued in the Financial Consulting practice, or is that just simply running too hot, and I guess the correlated question is what effect are you assuming that the holiday season will have on your utilization in the fourth quarter?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Well, Matt, as you know, and you've known us since we've been going, that that's an unusual utilization. It's not sustainable and we don't want it to be sustainable so you would not expect that to be sustained in Q4 at the same rate.

Matt Litfin - William Blair - Analyst
Okay, maybe just a quick follow up to that Gary. Have you seen any fall off in October in that utilization or much or is that more of your kind of historical caution having been in this business for 30 years?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
We're -- demand for our services is still really good through the 9th day of November, Matt. Not quite that high but still very strong.

Matt Litfin - William Blair - Analyst
Okay, I had a follow up for Gary Burge on that fourth quarter guidance, the $0.03 to $0.04 reduction to EPS from Speltz & Weis in the fourth quarter, just a little clarity on that. Where is that coming from, is that an extension of the charge or is that just a loss from the operations there?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
Matt, the, that would be reflective of - we talked about the adjustment of billing rates, retroactive to July 5th, those still - those billing rates remain on a go forward basis as well for a portion of the Speltz & Weis employees who are working on that bankruptcy client. So that has an effect on the profitability of that group and also, they will continue to be still, in the fourth quarter, some intangible amortization.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
And I guess to add to that Matt that - when we gave you guidance we didn't, we didn't know that was going to happen and we anticipated we'd be at full rates for that contract.

Matt Litfin - William Blair - Analyst
Okay, one more question if I might for Mary, can you - what was the consultant turnover figure in the quarter on an annualized basis and how did that trend relative to your expectations?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
Okay, sure. Our voluntary turnover among our billable consultants Matt is, its been consistent with what we expected, it was beginning to trend down in the third quarter but on an annualized basis we're in the low to mid 20s range.

Matt Litfin - William Blair - Analyst
Okay, great thank you.

Operator
Your next question comes from the line of Kelly Flynn with UBS. Please proceed

Andrew Fones - UBS - Analyst
Hi, this is Andrew Fones, not Kelly. And I don't want to get too distracted by some of these one-time items, but I did want to ask about the bankruptcy client. I guess you bought Speltz & Weis on May 10th, what was your visibility at that point into likelihood of bankruptcy with that client and was it the bankruptcy that forced the renegotiation of terms?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
The time that we bought Speltz & Weis we were told that there was not a very high likelihood of going into bankruptcy and going into bankruptcy was the reason for the renegotiation of the rates.

Andrew Fones - UBS - Analyst

Okay, I've read in some newsletters regarding, I think, that client that there was a management -- or a consultant change related to that client. Can you go into that at all?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Yes, the -- as part of the -- as part of our retention on October 28th there was also a retention of what's called a chief restructuring officer and Alvarez & Marsal, a guy by the name of Guy Sansone was brought in to be the chief restructuring officer, and he also brought in with him a CFO that was appointed by the courts to manage the business of Saint Vincent's.

Andrew Fones - UBS - Analyst
So was this purely a matter of them wanting to bring in people with extensive bankruptcy experience or what caused the kind of the change there?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I think the changes, and I think that if you go look at the history of bankruptcies, it's not unusual for a chief restructuring officer to basically satisfy all parties. The unsecured creditors, the secured creditors, the US trustee, the bankruptcy judge, that someone new, independent come in and look at the operations and oversee the operations. But the Alvarez & Marsal - and Marsal team is only like 3 people.

Andrew Fones - UBS - Analyst
Okay. Okay, thanks. And then on the secondary offering, I know you pulled your S1 today, is that something you're still looking at, could we expect to see a new filing?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I think you -- that's really a matter that was done at the primary shareholder did that and that's going to be their decision based on market conditions, and our conditions and our business conditions as well.

Andrew Fones - UBS - Analyst
Okay. And then on guidance. We have guidance for Q4 but as we look ahead to 2006, could you give us a sense of what your hiring targets are?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
They would just be consistent with what I think we've told everybody, most of them - when you look at our - what we've told people is that our organic revenue growth of - 15%.
Is made up of 10% headcount and 5% price increases. That's been consistent with what we've told everybody. That would be consistent with the way we run the business in '06.

Andrew Fones - UBS - Analyst
Okay and the strong hiring in Q3, should we expect to continue increase in headcount in Q4 or do you expect that to kind of level off a little bit here as the hiring was so strong in Q3.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
It's not real - the fourth quarter, the holidays is not as strong a hiring period so I think you should see that will level off.

Andrew Fones - UBS - Analyst
Okay, thank you.

Operator
Your next question comes from the line of Brandt Sakakeeny with Deutsche Bank. Please proceed.

Chris Mammone - Deutsche Bank - Analyst
Hi guys it's Chris Mammone for Brandt Sakakeeny, congratulations on a good quarter. Just following up quickly on Andrew's last question, do you sort of have a year-end target for headcount?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I think we'll be, we'll be right around, somewhere around 650 at the most. But I wouldn't get us over that - 640 to 650 is probably where we'll come out.

Chris Mammone - Deutsche Bank - Analyst
Okay, and the, just a couple housekeeping items for Gary Burge. The days in the third quarter and then expectations for days in the fourth quarter?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
The -- yes, Chris, probably in the third quarter we had a -- in the neighborhood of 62 effective business days and the fourth quarter, if you look at the calendar and based on experience in prior years, it could be as low as 56 to 58.

Chris Mammone - Deutsche Bank - Analyst
Okay, thanks guys.

Operator
Your next question comes from the line of Sandra Notradonato with Robert W. Baird. Please proceed.

Sandra Notradonato - Robert W. Baird - Analyst
Thank you. Okay so my first question, associated with the $1.2 million associated with Speltz & Weis , how much of that is due to lower bill rates versus the change from Speltz & Wies people to Alvarez & Marsal?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
It's all bill rate, Sandy.

Sandra Notradonato - Robert W. Baird - Analyst
All bill rates. Okay. Then you mentioned that 80% of your clients you had in 2004, do you know how much of that is clients that are working on the same engagement versus clients that you've sold new business to?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I'll ask Gary to get back to you with that, I don't think we have that number right at the top of our heads.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, any -- the October 17th deadline in terms of change in bankruptcy of -- the way bankruptcies are filed, did you see any one time benefit you think this quarter that you might not see again, making it a difficult comparison or was it normal course of business.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Well, we got one large client, Northwest Airlines. So that was -- that was clearly, I think that drove, the October 17th deadline, drove that. But as I think that Sandy if you'll, I think most of the probably the clients you follow is that, I think people feel that just because of the low default rates and just a tremendous amount of debt out there is that there should be some expanded activity sometime in '06, whether it's mid '06, late '06. So I think you're going to see quite a bit of enhanced activity in clients filing bankruptcy after the October 17th deadline.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, and does the fact that it’s become more difficult to file for bankruptcy mean that your expectation would be that engagements are longer and maybe benefit you in terms of the consulting services that you provide?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I think they're -- I think that it may just be -- I don't think anybody knows this yet, but I think because of the time that you have to get in and out, I think that bankruptcy engagements might be shorter.

Sandra Notradonato - Robert W. Baird - Analyst
Oh, okay.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Yes, I don't think you'll see another United Airlines for 3 years.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, and you're still working with United, correct?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Yes.

Sandra Notradonato - Robert W. Baird - Analyst
Okay. The folks, Speltz & Weis, have they been redeployed on some of the new engagements that you mentioned that they won in the quarter?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Yes, we don't have any excess, we don't have any excess bodies not working from Speltz & Weis .

Sandra Notradonato - Robert W. Baird - Analyst
Okay, just a couple of more questions if I could. The - you mentioned that the guidance for Q4 does not include secondary offering expenses, is that right, Gary?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
That's correct Sandy.

Sandra Notradonato - Robert W. Baird - Analyst
So that would be a reduction of $0.02?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
Yes.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, you're not expecting any more costs associated with that or is there just a little bit this quarter that might add a little bit to that 2 cents?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
Yes, I mean it should be pretty much less. There's a little bit of carryover, but not much.

Sandra Notradonato - Robert W. Baird - Analyst

Okay, and in the higher education area, are you doing any work in New Orleans, any of the universities there?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I'm not positive as we sit here -- I don't really know, I should know that but I don't know -- I don't remember like anything coming from Tulane or anything like that Sandy.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, I think that is all my questions, thank you.

Operator
Your next question comes from the line of Patrick Elgrably with Next Generation. Please proceed.

Patrick Elgrably - Next Generation Equity Research - Analyst
Thank you. Can you, can you guys address why the company has decided to continue to provide services to Saint Vincent in what seems like a less than optimal engagement in terms of profitability, and as a follow up to that, maybe the expected duration of the agreement?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
I think one of the things Patrick is it -- one of the things is that -- yes, I mean would you say that if we had the margins are less than they would have otherwise been, yes. But you've got to realize -- that is a tremendous -- that's the largest health care bankruptcy ever, to be associated with that company and coming off successfully and getting the experience from it. Plus, we're providing other services there with our CAS group, our Provider group, and our Sourcing group -- that's all at full rates.

Patrick Elgrably - Next Generation Equity Research - Analyst
Okay. And the company's made real good progress in filling out the pyramid, and so as we approach the 10 to 1 target leverage ratio and I understand there's still work to be done there, but are there opportunities, maybe mix related to expand the ratio further or should we think of 10 to 1 as perhaps a ceiling there?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Well, since it took us almost 4 years to get there, don't expand us too quick.

Patrick Elgrably - Next Generation Equity Research - Analyst
Fair enough. Thank you.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Okay.

Operator
Your next question comes from the line of Jim Wilson with JMP Securities. Please proceed.

Jim Wilson - JMP Securities - Analyst
Well, thanks. Was wondering if -- very good color -- appreciated some of your thoughts on the industry segments and verticals. I was wondering could you color that headcount growth for next year a little bit, if it's 10% growth if it's going to be fairly even across segments or verticals or if there's any particular segment you expect, particularly expect to grow the headcount more than others?

And then secondly, sort of tying that back to Q3, was there any sort of out of the course of, of the ordinary course of business over the last 3 -- or so far this year to date, any particular segments or sectors that the revenue weighting was particularly strong in the quarter?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Well, I think if you listened to my comments we're -- I mean the disputes and investigation business continues to grow with the utilization of the client calls, so that one will grow, will continue to fuel that growth.

I think if the Corporate Advisory Service practice turns around like we think it will, we'll want to fuel that growth. Our Operational Consulting business -- we're so pleased about our diversification in our portfolio and how much the market demands are. I think it's very hard to -- what we do is we keep a very active pipeline, Mary and her team, and all of our service offerings, we have requisitions that are on file. We keep people going, we keep the pipeline and we try to have enough people to meet the market demands, pretty close to keep with our target utilization rates of around 75%.

Jim Wilson - JMP Securities - Analyst
Okay, and then the headcount thoughts next year, fairly similar to where the strength has been it might be a little bit -

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Yes, that's the way I would -- that's the way you should see it.

Jim Wilson - JMP Securities - Analyst
Yes, think so. Okay all right, great, thanks a lot.

Operator
Your next question is a follow up from the line of Kelly Flynn with UBS.

Andrew Fones - UBS - Analyst
Yes, first of all on the tax rate, I was wondering whether there was any opportunity to bring that rate back down to kind of the 42% range?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
Yes, Andrew, this is Gary, we're looking at that every day without a doubt, looking at some alternatives in terms of tax planning strategies, etc. And so it's on our to do list and we're actively looking at alternatives and ways to manage that for ourselves.

Andrew Fones - UBS - Analyst
Do you think that could be back to 42% by '06, or could it take longer?

Gary Burge - Huron Consulting Group - Vice President and Chief Financial Officer
No, I wouldn't want to say that at this stage, because it is very dependant on where you do your work and we happen to be doing a lot of work in New York right now.

Andrew Fones - UBS - Analyst
Okay, and then if you could just kind of help me understand the seasonality of your businesses, looking back since you have formed, both practices have grown sequentially in the fourth quarter despite fewer days. Can you help me understand what we might expect this quarter? And also, perhaps in conjunction with that question. Utilization obviously was a little bit lower in the Operational Consulting group this quarter, how long do you think it could take us to see that move back up to kind of the 70%, 75% range?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Don't, just so you know the history of our company, in 2000 and -- I would just tell you, since I remember almost every day since I've been here. December of 2002 was an unusual investigation in Ireland and so every December or something, something's come in.Bbut you just shouldn’t plan for that, we're not planning for that.

We're planning for more normal utilization. We're planning on our OC practice staying about where it is, but clearly we're looking for increased utilization from our Operational Consulting practice in '06.

Andrew Fones - UBS - Analyst
Okay, can you give me any color on you think how long it may take some of those consultants to kind of ramp up to more normal level of utilization?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Stay tuned. We'll give you a good - we'll give you a good color on that in February.

Andrew Fones - UBS - Analyst
Okay. Thanks, Gary.

Operator
(Operator Instructions). Your next question comes from the line of Sandra Notradonato with Robert W Baird. Please proceed.

Sandra Notradonato - Robert W. Baird - Analyst
Thanks, I just had 2 follow-ups. The $1 million reduction in bonuses that were being accrued for senior management is that across the board or is that specific to certain areas?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
More into the senior management and the leadership team.

Sandra Notradonato - Robert W. Baird - Analyst
I see. Okay. And then, if Mary could talk a little bit about turnover, I think it's up sequentially, is there anything that you can read into or anything that you can share with us in terms of where employees are going and from what area are you seeing the most turnover?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
Sandy, actually compared with year to date, Q3 of '04 versus '05, our turnover is down and sequentially from last quarter it's down. However, I can speak a little bit. One thing we have noted this year and it may be because we're three and one-half years old now, is we have had a lot more people making the decision to leave to go back to school and that's very normal., It was sort of abnormal in the first couple of years. We've had people other than that, nothing really unusual., Some people decide after several years that the lifestyle of consulting isn't one they want to continue in and they make career changes. We do have some people who leave to competitors, just as we hire from our competitors. But the only really unusual thing we've had this year is just a big blip in people going back to school. We've also had our first employee who left to go back to school early and come back to us.

Sandra Notradonato - Robert W. Baird - Analyst
Okay.

Mary Sawall - Huron Consulting Group - Vice President Human Resources
Which was really nice to see…

Sandra Notradonato - Robert W. Baird - Analyst
And so the - the annualized turnover rate was 22% I think you said?

Mary Sawall - Huron Consulting Group - Vice President Human Resources

Low, low to mid 20s.

Sandra Notradonato - Robert W. Baird - Analyst
That's the annualized number?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
Yes, annualized.

Sandra Notradonato - Robert W. Baird - Analyst
And what was the turnover just in the quarter?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
About 6%.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, great. And that's down from, I believe it was in the mid-teens last quarter?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
You know for some reason I didn't bring that with me, but it's down.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, and if you include involuntary turnover, what is the, what is the annualized number?

Mary Sawall - Huron Consulting Group - Vice President Human Resources
The annualized number -- I don't have that just for billable -- but our involuntary turnover is annualized at about 4% right now. I actually think it will come in more like 3.5% for involuntary.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, and then one last question for Gary Holdren. The folks that you have hired for the Operational Consulting practice, are most of them now deployed on engagements or do you still have somewhat of a bench going into 2006?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
They're all working, we just would like to get a little bit more out of them.

Sandra Notradonato - Robert W. Baird - Analyst
Okay.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
There's no one sitting on the bench.

Sandra Notradonato - Robert W. Baird - Analyst
And when you say you'd like to get more work out of them can you just explain a little bit more?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Well, I mean we'd like to get, we'd like to have a little bit more demand that would get our utilization up and some of the projects may be longer and some of the managing directors haven't yet got to their full - you know we've hired so many, Sandy.

Sandra Notradonato - Robert W. Baird - Analyst
Right.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
That they're not all yet at full maturity. So lets say we're expecting $3 to $5 million from them, we may have only got annualized a million, so that - if they were $3 million versus a million that could drive the utilization up substantially of our existing people.

Sandra Notradonato - Robert W. Baird - Analyst
Okay, okay, great. Thanks again.

Operator
Your next question is a follow up from the line of Matt Litfin, please proceed.

Matt Litfin - William Blair - Analyst
Yes, how's the acquisition pipeline looking?

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
We don't have anything we're -- we don't have anything that is imminent, Matt. We've got people who clearly would like to join Huron. Bbut, as I told you, and I think I'm consistent with my first and foremost -- anything we would do would be small in nature. We'd have to, the people would have to be just like the people from Speltz & Weis. They would have - their culture, their make up, the way they want to be teammates and the way they want to go to marketplace. They have to be just the same. It would have to be at the right price and it would have to be accretive. And that's - we put people through a pretty tough screening to get there.

Matt Litfin - William Blair - Analyst
Sounds good. Thank you.

Operator
Mr. Holdren. We have concluded the allotted time for this call.

Gary Holdren - Huron Consulting Group - Chairman and Chief Executive Officer
Okay, I appreciate all of you staying around wherever you are tonight in the east coast and taking time to listen to us and we'll look forward to talking to you all again and after we wrap up the fourth quarter and thank you again and hope you have a prosperous rest of 2005.

Operator
That concludes today's conference call, thank you everyone for your participation.